Exhibit 12


                CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in Millions)


                              Three Months
                                 Ended             Year Ended December 31,
                                            ----------------------------------
                            March 31, 1997    1996   1995   1994   1993   1992
                            --------------  ------ ------ ------ ------ ------

Net Income before Cumulative
 Effect of  Changes in
 Accounting Principles (1)          $  831  $2,607 $  930 $1,693 $1,265 $2,210

Income Tax Expense                     695   2,624  1,094  1,322  1,389  1,508

Distributions Greater Than
 (Less Than) Equity in
 Earnings of Less Than 50
 Percesnt Owned Affiliates               2      29     (5)    (3)     6     (9)

Minority Interest                        3       4      0      3     (2)     2

Previously Capitalized
 Interest Charged to
 Earnings During Period                  7      24     47     32     20     18

Interest and Debt Expense              118     471    557    453    390    490

Interest Portion of Rentals (2)         37     158    148    156    169    152
                                    ------  ------ ------ ------ ------ ------
Earnings before Provisions
 for Taxes and Fixed Charges        $1,693  $5,917 $2,771 $3,656 $3,237 $4,371
                                    ------  ------ ------ ------ ------ ------

Interest and Debt Expense           $  118  $  471 $  557 $  453 $  390 $  490

Interest Portion of Rentals (2)         37     158    148    156    169    152

Capitalized Interest                    25     108    141     80     60     46
                                    ------  ------ ------ ------ ------ ------

   Total Fixed Charges              $  180  $  737 $  846 $  689 $  619 $  688
                                    ------  ------ ------ ------ ------ ------

------------------------------------------------------------------------------
Ratio of Earnings to
 Fixed Charges                        9.41    8.03   3.28   5.31   5.23   6.35
------------------------------------------------------------------------------

(1) The information for 1995 and thereafter reflects the company's adoption of the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(2) Calculated as one-third of rentals.


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